PRELIMINARY PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CHENIERE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CHENIERE ENERGY, INC.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

713/659-1361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held January 24, 2005

Notice is hereby given that a special meeting of stockholders of Cheniere Energy, Inc., a Delaware corporation (the “Company”), will be held on January 24, 2005, at 10:00 a.m., at 717 Texas Avenue, Suite 3100, Houston, Texas, for the following purposes:

1.	To consider and act upon a proposal to amend the Cheniere Energy, Inc. 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 1,000,000 shares to 4,000,000 shares.

2.	To consider and act upon a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of authorized common stock of the Company from 40,000,000 to 120,000,000.

A record of stockholders has been taken as of the close of business on December 30, 2004, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting or any adjournment thereof. All stockholders of the Company are invited to attend the meeting. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about January 3, 2005.

By order of the Board of Directors,

/S/ DON A. TURKLESON
Don A. Turkleson Secretary

December 30, 2004

CHENIERE ENERGY, INC.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

713/659-1361

PROXY STATEMENT

This Proxy Statement and the enclosed proxy are being mailed to stockholders of Cheniere Energy, Inc., a Delaware corporation (the “Company”), commencing on or about January 3, 2005. The Company’s Board of Directors is soliciting proxies to be voted at the Company’s special meeting of stockholders to be held in Houston, Texas on January 24, 2005 (the “Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying notice.

All costs and expenses of soliciting proxies will be borne by the Company. The Company’s costs of solicitation will include reimbursement of brokers and other persons for their expenses in sending proxy materials to their principals and obtaining their proxies. In addition, the Company has retained The Altman Group to aid in the solicitation of proxies at a fee not to exceed $10,000, plus reimbursements for out-of-pocket expenses incurred by that firm on behalf of the Company.

The shares covered by a proxy, if such is properly executed and received prior to the Meeting, will be voted in accordance with the directions specified thereon with respect to the approval of the amendment to the Cheniere Energy, Inc. 2003 Stock Incentive Plan, the amendment to the Company’s Restated Certificate of Incorporation and with respect to any other matters which may properly come before the Meeting, in accordance with the judgment of the persons designated as proxies. A proxy may be revoked at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with, the Secretary of the Company, or by voting in person at the Meeting.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO THE

CHENIERE ENERGY, INC. 2003 STOCK INCENTIVE PLAN

The Company expects a proposal to be presented for action at the Meeting to approve an amendment to the Cheniere Energy, Inc. 2003 Stock Incentive Plan (the “2003 Plan”) to increase the number of shares of common stock available for issuance under the 2003 Plan from 1,000,000 shares to 4,000,000 shares.

The Board of Directors unanimously adopted the 2003 Plan in November 2003, and the stockholders approved the 2003 Plan in January 2004. The 2003 Plan is designed to promote the interests of the Company and its stockholders by encouraging employees, consultants and non-employee directors of the Company or its affiliates to acquire or increase their equity interests in the Company, thereby giving them added incentive to work toward the continued growth and success of the Company. A further purpose of the 2003 Plan is to better able the Company and its affiliates to compete for the services of the individuals needed for the continued growth and success of the Company. Accordingly, the 2003 Plan provides for the following:

•	discretionary grants to employees of the Company or its affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	discretionary grants to employees, consultants, and non-employee directors of the Company or its affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of Common Stock for a cash purchase price not greater than the fair market value of such shares (“Purchased Stock Awards”), (c) the right to receive cash payments, each of up to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of a share of Common Stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) shares of Common Stock (“Bonus Stock Awards”), (e) the right to receive cash equal to the fair market value of a specified number of shares of Common Stock at the end of a specified deferral period (“Phantom Stock Awards”), (f) shares of Common Stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (g) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (h) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

The currently proposed amendment to the 2003 Plan effects an increase in the number of shares of Common Stock available for issuance under the 2003 Plan from 1,000,000 shares to 4,000,000 shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the 2003 Plan). This amendment was adopted by the Board of Directors on December 15, 2004.

The Board of Directors adopted this amendment to ensure that there will be a sufficient reserve of shares to permit further award grants under the 2003 Plan at levels to be determined by the Board of Directors to existing employees and consultants and to new employees and consultants, the number of which are anticipated to increase significantly during 2005. The Company believes that the 2003 Plan can be a valuable compensation component for the Company and can help further the success of the Company by aligning the interests of employees, officers, directors and consultants with those of the Company through ownership of the Company’s stock. The Board of Directors believes that, in the current competitive labor market, stock options may serve to attract, retain and motivate employees and consultants and to enhance their incentive to perform at the highest level and contribute significantly to the Company’s success.

As of December 17, 2004, an aggregate of 843,676 shares of common stock under the 2003 Plan were outstanding for Bonus Stock Awards, Restricted Stock Awards and options to purchase common stock, none of which had been exercised or expired, leaving a total of 156,324 shares available for future issuance under the 2003 Plan. Based on 25,434,758 shares of common stock issued and outstanding as of December 17, 2004, the shares subject to existing stock options and the additional shares available for issuance under the 2003 Plan would represent less than 2% of the outstanding shares when issued in accordance with the 2003 Plan.

Below is a summary of the terms of the 2003 Plan that is qualified in its entirety by reference to the full text of the 2003 Plan, which may be obtained, at no cost, from the Company. Approval of the amendment to the 2003 Plan requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matter at the Meeting.

Administration

The 2003 Plan is administered by the compensation committee appointed by the Board of Directors (the “Committee”) or, if none, the Board of Directors. With respect to any award intended to be “performance-based compensation” (as described in Section 162(m) of the Code) granted to the Chief Executive Officer or any of the other four highest paid officers of the Company, the Committee is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code).

The Committee has full authority, subject to the terms of the 2003 Plan, to establish rules that it deems relevant for the proper administration of the 2003 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

Eligibility

All employees, consultants, and non-employee directors of the Company or its affiliates are eligible to participate in the 2003 Plan. The selection of those employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Purchased Stock Awards, Stock Appreciation Rights, Bonus Stock Awards, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or its affiliates.

Term of 2003 Plan

The 2003 Plan became effective on January 29, 2004. If not sooner terminated, the 2003 Plan will terminate after the tenth anniversary of the effective date, and no further awards may be granted thereafter. The Board of Directors, in its discretion, may terminate the 2003 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any option, Stock Appreciation Right, Phantom Stock Award or Restricted Stock Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Awards vest upon termination by the Company without cause or by the participant with good reason, termination for any reason within one year of a change of control, termination upon death or disability or such other events as the Compensation Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares on the date that the option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2003 Plan, the number of shares for which an option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which an option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Options. The status of each option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares are Non-qualified Stock Options. All options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of common stock or options to purchase common stock owned by the optionee. The 2003 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option.

h. Amendment. The Committee may amend an exercisable option with the consent of the optionee. As to options not immediately exercisable, the committee may accelerate the terms at which such options may be exercised. The Committee may also grant new options in exchange for outstanding options having a lower exercise price than the surrendered options.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a domestic relations order, or with the consent of the Committee.

j. Reload Options. In the discretion of the Committee, a Non-qualified Stock Option may include a right which entitles the participant, upon (i) the exercise of such option prior to termination of employment or service and (ii) payment of the exercise price in shares of common stock owned for at least six months, to receive a new Non-qualified Stock Option called a “Reload Option” to purchase shares of common stock equal to the number of whole shares delivered in payment of the exercise price at the fair market value per share of common stock on the date of exercise of the original Non-qualified Stock Option.

k. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to be an employee for any reason other than death or disability or (ii) one year after the optionee ceases to be an employee due to death or disability.

l. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Non-qualified Stock Options and Incentive Stock Options under the 2003 Plan.

Purchased Stock Awards

a. Eligible Persons. The Committee has authority to sell shares of common stock to such employees, consultants and non-employee directors as it selects.

b. Purchase Price. The purchase price per share is determined by the Committee, but cannot exceed the fair market value per share at the time of purchase. The purchase price is to be paid in cash.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Purchased Stock Awards under the 2003 Plan.

Stock Appreciation Rights

a. Rights Related to Options. A Stock Appreciation Right granted in connection with an option entitles the participant to surrender all or part of the option for a cash payment at such time and to the extent such option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related option is transferable.

b. Rights Without Options. A Stock Appreciation Right granted independently of an option is exercisable as determined by the Committee and set forth in the applicable award agreement.

c. Terms. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, and any other terms and conditions of any Stock Appreciation Right.

d. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Stock Appreciation Rights under the 2003 Plan.

Bonus Stock Awards

The Committee may grant shares of common stock to employees, consultants and non-employee directors on terms and conditions established by the Committee, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients without payment.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2003 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Phantom Stock Awards under the 2003 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. Prior to the lapse of such restrictions, the participant may not transfer such shares. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares.

b. Accelerated Vesting. Unless the award provides otherwise, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company is terminated without cause by the Company, the participant terminates his or her employment with or service to the Company for good reason or the principal is terminated for any reason within one year of a change of control or due to death or disability.

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2003 Plan.

Performance Awards

a. Performance Period. The Committee may grant Performance Awards under the 2003 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards are granted based on performance criteria measured over a period of not less than one year and not more than three years.

b. Performance Measures. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards with respect to the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company:

•	earnings per share;

•	increase in revenues;

•	increase in cash flow;

•	increase in cash flow return;

•	return on net assets;

•	return on assets;

•	return on investment;

•	return on equity;

•	economic value added;

•	gross margin;

•	net income;

•	pretax earnings;

•	pretax earnings before interest, depreciation and amortization;

•	pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items;

•	operating income;

•	total stockholder return;

•	debt reduction; or

•	any of the above goals determined on an absolute or relative basis as compared to the performance of a published or special index.

c. Payment. Following the end of the performance period, the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures for such performance period. Payments are made in cash. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

d. Performance Awards Under Section 162(m) of the Code. Performance Awards granted to persons designated by the Committee as likely to be “Covered Employees” (within the meaning of Section 162(m) of the Code) constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the terms of such awards are to be interpreted consistently with Section 162(m).

e. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2003 Plan.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash.

b. Other Terms and Conditions. The Committee establishes the terms and conditions of any Other Stock or Performance-Based Awards under the 2003 Plan.

Amendments

The Board of Directors may amend, suspend or terminate the 2003 Plan; however, any change that would terminate an award or impair the rights of a participant in any material respect with respect to an award theretofore granted requires the participant’s consent. Furthermore, any amendment which would constitute a “material revision” of the 2003 Plan (as that term is used in the rules of the American Stock Exchange) is subject to stockholder approval.

Federal Income Tax Aspects of the 2003 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2003 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the option was granted or within the one-year period beginning on the date that the option was exercised (collectively, the “holding period”). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2003 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a Stock Appreciation Right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company’s tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-qualified Stock Option or Stock Appreciation Right.

Restricted Stock Awards. The recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual. The Company will be entitled to a deduction for a corresponding amount.

Purchased Stock Awards. In general, a participant who is given the right to purchase stock at a discount to fair market value does not recognize taxable income and the corporation is not entitled to a deduction until such right is exercised. If and when stock is purchased by a participant at less than its fair market value at the date of purchase, the participant recognizes income and the corporation receives a deduction for the amount of the difference.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation income generated in connection with the exercise of stock options granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation income generated in connection with Performance Awards granted by the Committee under the 2003 Plan should not be limited by Section 162(m) of the Code. The 2003 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under Section 83(b) of the Code, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award granted by the Committee is based solely upon the satisfaction of one of the performance criteria set forth in the 2003 Plan, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based upon continued service with the Company). Compensation income generated in connection with Phantom Stock Awards under the 2003 Plan will be subject to the Section 162(m) deduction limitation. Furthermore, the income generated in connection with all awards granted under the 2003 Plan by the Chief Executive Officer of the Company will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m) of the Code.

The 2003 Plan is not qualified under Section 401(a) of the Code.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Recommendation of the Company’s Board

The Board of Directors unanimously approved the amendment to the Cheniere Energy, Inc. 2003 Stock Incentive Plan and has determined that such amendment is advisable and in the best interests of the Company and the Company’s stockholders. The Board of Directors recommends a vote FOR approval of the amendment to the Cheniere Energy, Inc. 2003 Stock Incentive Plan.

PROPOSAL NO. 2

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES

The Company’s Restated Certificate of Incorporation currently authorizes it to issue up to 40,000,000 shares of common stock, $.003 par value, and 5,000,000 shares of preferred stock, $.0001 par value. The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of its common stock from 40,000,000 shares to 120,000,000 shares. Under the amendment, ARTICLE FIFTH of the Restated Certificate of Incorporation would read:

FIFTH: The total number of shares of stock that the Company shall have authority to issue is 125,000,000 shares, consisting of:

(1)	120,000,000 shares of Common Stock, having a par value of $.003 per share; and

(2)	5,000,000 shares of Preferred Stock, having a par value of $.0001 per share.

The Board of Directors of the Company is authorized, subject to limitations prescribed by law and by filing any certificate prescribed by law, to establish the par value of such Preferred Stock, to provide for the issuance of such Preferred Stock in series, and to establish the number of shares to be included in each such series, the full or limited voting powers, or the denial of voting powers of each such series, and such designations, preferences and relative participating, optional or other special rights, and the qualifications or restrictions and other distinguishing characteristics, if any, of the shares of each such series. The authority of the Board of Directors with respect to the shares of each such series shall include, without limitation, determination of the following:

(a)	the number of shares of each such series and the designation thereof;

(b)	the par value of shares of each such series;

(c)	the annual rate or amount of dividends, if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

(d)	whether the shares or each such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

(e)	the amount, if any, payable on shares of each such series in the event of liquidation, dissolution or winding up of the affairs of the Company;

(f)	whether the shares of each such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

(g)	whether the shares of each such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights.

As of December 17, 2004, of the 40,000,000 shares of common stock presently authorized, 25,434,758 shares were issued and outstanding, 1,455,489 shares were reserved for issuance under the Company’s stock plans and 266,667 shares were reserved for issuance upon the exercise of outstanding warrants. An aggregate of 12,843,086 shares were not reserved for any specific use and were available for future issuance. In addition, in this proxy statement the Company is seeking the approval of the stockholders to increase the number of shares of common stock available for issuance under its 2003 Plan from 1,000,000 shares to 4,000,000 shares (see Proposal 1 beginning on page 1 of this proxy statement), for which the Company would have to reserve shares for issuance upon the exercise of any options granted. If the Company’s stockholders approve the amendment to Cheniere’s Restated Certificate of Incorporation to increase the Company’s authorized shares, the Company will have 92,843,086 shares of common stock that are not reserved for any specific use and are available for future issuances.

The Board of Directors believes that the 12,843,086 shares of common stock that are not reserved for any specific use and which currently are available for issuance do not provide the Company with sufficient flexibility to act in a timely manner in meeting future stock needs. The Company anticipates that it may in the future need to issue additional shares in connection with one or more of the following:

•	acquisitions;

•	strategic investments;

•	corporate transactions, such as stock splits or stock dividends;

•	financing transactions, such as public offerings of common stock or convertible securities;

•	incentive and employee benefit plans; and

•	otherwise for corporate purposes that have not yet been identified.

In order to provide the Board of Directors with certainty and flexibility to undertake such transactions to support the Company’s future business growth, the Board of Directors believes that it is in the best interests of the Company at this time to increase the number of authorized shares of its common stock. No such transactions are currently under consideration by the Board of Directors.

If this proposal is adopted, the additional authorized shares of common stock may be issued upon the approval of Cheniere’s Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies or any exchange or quotation service on which the Company’s common stock may then be listed. The ability of the Company’s Board of Directors to issue shares from the additional authorized shares will allow the Board of Directors to perform the functions for which they are currently empowered under the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

Cheniere’s stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by the Company’s existing stockholders will represent a smaller percentage ownership interest in the Company. In addition, the issuance of additional shares of the Company’s common stock could result in a decrease in the trading price of the Company’s common stock, depending on the price at which such shares are issued.

Possible Anti-Takeover Effects of the Proposal

The Company’s Board of Directors does not intend or view the proposed increase in the number of authorized shares of its common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility to the Board of Directors, as indicated above. Nevertheless, the proposed increase in the authorized shares could enable the Board of Directors to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of the Company, even if the holders of the common stock deem such acquisition of control of the Company to be in their best interests. The issuance of additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of the Company. As of the date of this proxy statement, the Board of Directors and management are not aware of any attempt or plan to take over or acquire the Company or the common stock, and the proposal to increase the authorized shares of common stock was not prompted by any specific takeover or acquisition effort or threat. Other than the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, the Board of Directors does not currently contemplate recommending the adoption of any other proposals or amendments to the Company’s Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company. However, the Company’s Restated Certificate of Incorporation does contain various anti-takeover measures.

The Company’s Restated Certificate of Incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and the Company’s Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to allow such determinations to be made by the Board of Directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

The Company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the Company entitled to vote in order to amend or repeal the Company’s Amended and Restated By-laws or to amend or repeal provisions of the Company’s Restated Certificate of Incorporation relating to the division of the Board of Directors into three classes, stockholders’ action by written consent, special meetings of the stockholders and amending or repealing the Company’s Amended and Restated By-laws.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Company’s Board of Directors shall be divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term. Although dividing the directors into three classes enhances the likelihood of continuity and stability in the policies formulated by the Board of Directors, a staggered board significantly extends the time required to make any change in control of the Board of Directors and will tend to discourage any hostile takeover bid for the Company.

When there is a classified Board of Directors, the Delaware General Corporation Law provides that stockholders may remove directors only for cause, unless a company’s certificate of incorporation otherwise provides. Cheniere’s Restated Certificate of Incorporation and Amended and Restated By-laws do not permit the removal of directors other than for cause. Such requirement may deter third parties from making a tender offer or acquiring Cheniere common stock through open market purchases in order to obtain control of the Company because they could not use their acquired voting power to remove existing directors.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws provide that special meetings of the Company’s stockholders may be called only by the Company’s Board of Directors, the vice chairman of the Board of Directors, the president or the secretary. Stockholders are prohibited from calling special meetings. Eliminating the ability of stockholders to call a special meeting may result in delaying expensive proxy contests until the Company’s annual stockholders meeting, which might impact a person’s decision to purchase the Company’s voting securities in an attempt to cause a change in control of Cheniere.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholders may take action only at an annual or special meeting of the stockholders. Stockholders may not act by written consent. Eliminating the ability for stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, which will ensure that stockholders will have sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote, thereby potentially discouraging, delaying or preventing a change in control of Cheniere.

The Company’s Board of Directors adopted a stockholder rights plan in which preferred stock purchase rights (“Rights”) were distributed as a dividend at the rate of one Right for each share of common stock of Cheniere held by stockholders of record as of the close of business on November 1, 2004. The Rights will expire on October 14, 2014. While not initially exercisable, each Right will entitle stockholders to buy one unit of a share of preferred stock for $200, subject to adjustment. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Cheniere common stock or commences a tender or exchange offer upon consummation of which the person or group would beneficially own 15% or more of the Company’s common stock. After the occurrence of such an event, each Right will entitle its holder (other than such persons or group) to receive, upon exercise, units of a share of preferred stock having a value equal to two times the then-current exercise price.

Recommendation of the Company’s Board

The Board of Directors unanimously approved the amendment to Cheniere’s Restated Certificate of Incorporation and has determined that such amendment is advisable and in the best interests of the Company and the Company’s stockholders. The Board of Directors recommends a vote FOR approval of the amendment to Cheniere’s Restated Certificate of Incorporation.

EXECUTIVE COMPENSATION

The following table reflects, during the three years ended December 31, 2003, 2002 and 2001, all compensation received by the chief executive officer and by each of the next five most highly compensated executive officers of the Company as of December 31, 2003 (collectively, the “Named Executives”).

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus(3)	Securities Underlying Options/ SARs (#)
Charif Souki(1)	2003	$240,000	$1,620,000	250,000
Chairman, President and	2002	$182,097	—	50,000
Chief Executive Officer	2001	$125,000	$50,000	120,000

Walter L. Williams	2003	$150,000	$675,000	—
Vice Chairman	2002	$150,000	—	37,500
	2001	$150,000	—	80,000

Don A. Turkleson	2003	$150,000	$525,000	—
Senior Vice President,	2002	$150,000	—	25,000
Chief Financial Officer, Secretary and Treasurer	2001	$150,000	—	80,000

Jonathan S. Gross	2003	$150,000	$525,000	—
Senior Vice President –	2002	$150,000	—	25,000
Exploration	2001	$150,000	—	60,000

Keith M. Meyer	2003	$99,577	$540,000	250,000
Senior Vice President – LNG(2)	2002	—	—	—
	2001	—	—	—

(1)	In October 1998, Mr. Souki commenced providing consulting services to the Company pursuant to a Services Agreement and was compensated at a rate of $10,000 per month. Such rate was increased to $15,000 per month in November 2001 and to $20,000 per month in December 2002. In July 2003, Mr. Souki became an employee of the Company.
(2)	Mr. Meyer commenced providing services to the Company in June 2003.
(3)	The 2003 bonus was granted in 2004 in the form of cash and stock grants. The cash portion of the bonuses has been paid during 2004 in equal semi-monthly amounts, subject to the executive’s continued employment with the Company. The stock portion of the bonuses was granted on February 2, 2004 and was issued in the form of bonus shares and restricted shares. The bonus shares fully vested on the date of grant; the restricted shares will vest 50% on February 2, 2005 and 50% on February 2, 2006. The amount of the bonus awards was determined by the Board at the end of 2003, contingent upon stockholder approval of the 2003 Stock Incentive Plan in February 2004; as a result of an appreciation in the Company’s stock price during such time, the value of the bonuses that were awarded increased. Messrs. Souki, Williams, Turkleson, Gross and Meyer were granted a total of 100,000, 40,000, 30,000, 30,000 and 30,000 shares, respectively, of which 66,667, 26,667, 20,000, 20,000 and 20,000, respectively, are restricted; the cash portion of the bonuses consisted of $120,000, $75,000, $75,000, $75,000 and $90,000, respectively.

Option Grants

Stock options granted to Named Executives during the year ended December 31, 2003 are summarized in the following table:

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Period	Exercise Price Per Share	Expiration Date	5%	10%
Charif Souki	250,000	36.2%	$2.50	4/16/08	$—	$99,730
Walter L. Williams	—	—	—	—	—	—
Don A. Turkleson	—	—	—	—	—	—
Jonathan S. Gross	—	—	—	—	—	—
Keith M. Meyer	250,000	36.2%	$1.85	4/22/08	$127,780	$282,361

Mr. Souki was granted 250,000 warrants in 2003 which vest one year from the date of grant. Mr. Meyer was granted 250,000 stock options in 2003 which have a term of five years and vest 33% on each of the first three anniversaries of the date of grant.

Outside members of the Board of Directors (those who do not serve as executive officers of the Company) are compensated for their services to the Company through the grant of options to purchase common stock of the Company.

Option Exercises and Year-End Values

The following table sets forth information regarding unexercised options or warrants to purchase shares of common stock granted by the Company to Named Executives.

Name	Shares Acquired on Exercise ($)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2003		Value of Unexercised In-the- Money Options/SARs at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charif Souki	—	—	209,167	323,333	$2,113,442	$3,073,933
Walter L. Williams	50,000	$258,000	158,333	51,667	$1,222,077	$544,983
Don A. Turkleson	—	—	166,667	43,333	$1,496,785	$457,900
Jonathan S. Gross	—	—	148,646	41,354	$1,389,137	$413,685
Keith M. Meyer	—	—	—	250,000	—	$2,462,500

(1)	The value of unexercised options and warrants to purchase common stock at December 31, 2003 is calculated based upon the American Stock Exchange closing market price of $11.70 per share on December 31, 2003.

Director Compensation

During the fiscal year ended December 31, 2003, directors received no cash remuneration for serving on the Board of Directors of the Company, nor were they compensated for attending Board of Directors or committee meetings. From time to time, outside members of the Board of Directors (those who do not serve as executive officers of the Company) are compensated for their services to the Company through the grant of options to purchase common stock of the Company. During 2003, Mr. Kilpatrick was granted options to acquire 50,000 shares of common stock, which options have not yet been exercised. In February 2004, each outside director of the Company was awarded a bonus in the form of 10,000 shares of Company common stock.

Equity Compensation Plan Disclosure Table

The following table summarizes the Company’s use of equity securities as a form of compensation for services rendered to the Company as of December 31, 2003.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,960,000	$2.23	352,500
Equity compensation plans not approved by security holders	885,833	$2.83	—

Total	2,845,833	$2.42	352,500

The Company has issued warrants for the purchase of 635,833 shares of its common stock at exercise prices ranging from $1.06 to $11.50 per share as additional compensation for various services rendered to the Company, including assistance in private placements of equity securities, investor relations and marketing of LNG terminal capacity, as well as pursuant to the terms of an employment agreement.

Indemnification of Officers and Directors

The Company’s Restated Certificate of Incorporation provides that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the shares of common stock owned of record and beneficially as of December 17, 2004 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding common stock, by each director, nominee for director and Named Executive, and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	1,451,977	(1)	5.7%
Walter L. Williams	308,215	(2)	1.2%
Don A. Turkleson	274,298	(3)	1.1%
Keith F. Carney	179,673		*
Jonathan S. Gross	161,415	(4)	*
Keith M. Meyer	121,549	(5)	*
Nuno Brandolini	83,006		*
Paul J. Hoenmans	83,006		*
David S. Kilpatrick	64,006	(6)	*
J. Robinson West	38,006	(7)	*
Zurab S. Kobiashvili	3,459	(8)	*
All Directors and Officers as a group (12 persons)	2,788,412	(9)	10.9%

*	Less than 1%
(1)	Includes 16,667 shares issuable upon exercise of warrants held by Mr. Souki which become exercisable within 60 days of the date of this proxy statement, 54,750 shares owned by Mr. Souki’s wife, 800,000 shares held indirectly through a trust of which Mr. Souki is the sole beneficiary, and 60,000 shares held indirectly through those of Mr. Souki’s children who share the same household. Excludes 16,666 shares issuable upon the exercise of options held by Mr. Souki but not exercisable within 60 days of the date of this proxy statement.
(2)	Includes 12,500 shares issuable upon exercise of options held by Mr. Williams which become exercisable within 60 days of the date of this proxy statement and 10,000 shares owned by Mr. Williams’ wife. Excludes 12,500 shares issuable upon the exercise of options held by Mr. Williams but not exercisable within 60 days of the date of this proxy statement.
(3)	Includes 8,333 shares issuable upon exercise of currently exercisable options held by Mr. Turkleson. Excludes 8,334 shares issuable upon the exercise of options held by Mr. Turkleson but not exercisable within 60 days of the date of this proxy statement.
(4)	Includes 8,333 shares issuable upon exercise of options held by Mr. Gross which become exercisable with 60 days of the date of this proxy statement. Excludes 8,334 shares issuable upon the exercise of options held by Mr. Gross but not exercisable within 60 days of the date of this proxy statement.
(5)	Excludes 166,666 shares issuable upon the exercise of options held by Mr. Meyer but not exercisable within 60 days of the date of this proxy statement.
(6)	Includes 50,000 shares issuable upon exercise of currently exercisable options held by Mr. Kilpatrick.
(7)	Includes 25,000 shares issuable upon exercise of currently exercisable options held by Mr. West.
(8)	Excludes 100,000 shares issuable upon exercise of options held by Mr. Kobiashvili but not exercisable within 60 days of the date of this proxy statement.
(9)	Includes an aggregate of 75,000 shares issuable upon exercise of currently exercisable options, 62,500 shares issuable upon exercise of options which become exercisable within 60 days of the date of this proxy statement. Excludes an aggregate of 345,833 shares issuable upon the exercise of options not exercisable within 60 days of the date of this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the fiscal year ended December 31, 2003:

The Compensation Committee, which is comprised of non-employee directors of the Company, establishes the general compensation policies of the Company, establishes the compensation plans and compensation levels for officers and certain other key employees and administers the Company’s stock option plan and stock incentive plan. The Committee also establishes salary ranges for officers and certain key employees, and generally approves specific amounts within those ranges on the recommendation of management.

In establishing compensation policies, the Committee believes that total compensation of executive officers, as well as other key employees, should be competitive with other similar oil and gas companies or other business opportunities available to such executive officers and key employees while, within the Company, being fair and discriminating on the basis of personal performance.

The Committee has from time to time retained outside compensation consultants to conduct compensation surveys and advise the Committee concerning compensation matters, and the Committee has surveyed the executive compensation levels of companies in the oil and gas industry that are similar to the Company. Base compensation for senior executive officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who are regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in their respective executive positions.

The Company seeks to relate a significant portion of the potential total executive compensation to the Company’s financial performance and the creation of value for the Company’s stockholders. In general, executive financial rewards at Cheniere may be segregated into the following components: salary and stock-based benefits. In 2003, the Committee awarded bonus compensation to all of the executive officers in the form of both cash and stock. The factors considered in awarding such bonuses included the significant increase in the market value of the Company’s stock, and the increase in estimated net asset value through the achievement of significant objectives for the Company’s LNG business.

In order to attract qualified individuals to the Company, the Committee considers awarding stock options and warrants to such persons upon their employment with the Company. In addition, periodic awards of stock options are made in order both to retain executives and to motivate them to accomplish long-term growth objectives and improve long-term market performance. The Committee is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives’ economic interests with those of stockholders and provide a direct continuing focus upon the goal of constantly striving to increase long-term stockholder value. Toward that goal, the Company established the Cheniere Energy, Inc. 1997 Stock Option Plan and the Cheniere Energy, Inc. 2003 Stock Incentive Plan and has made periodic grants of stock options to its officers and other key employees. See “Management – Executive Compensation” and “Management – Option Grants.”

Chief Executive Officer’s Compensation. The Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the other officers. In 2003, Mr. Souki became an employee of the Company and was awarded 250,000 warrants as a signing bonus related to his assuming the position of President and Chief Executive Officer of the Company in December 2002. In establishing the base salary for Mr. Souki for the 2003 fiscal year, the Committee assessed the following factors: (i) the performance of the Company, (ii) the increase in total return to stockholders, (iii) progress toward implementation of the Company’s strategic business plan, particularly in the LNG business, (iv) Mr. Souki’s contributions toward the accomplishments described in items (i) through (iii), and (v) compensation levels of chief executive officers of similar companies in the oil and gas industry. The performance by the Company is measured by, among other things, the development of the Company’s business segments, as measured by growth in estimated net underlying asset value, stock price and a comparison to similar companies in the oil and gas industry. Based on these factors, the

Committee established Mr. Souki’s base salary for 2003 at $240,000. Based on the factors discussed bove for determining bonuses, Mr. Souki was awarded a bonus for 2003 performance comprised of cash and stock valued at $1,620,000. See “Management – Executive Compensation.”

Omnibus Budget Reconciliation Act of 1993. Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company’s chief executive officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain requirements. During 2003, the Committee reviewed the Company’s compensation programs in light of the requirements of this law. The Committee does not expect the law to impact the Company in 2004 or for the foreseeable future in any significant way, if at all.

Members of the Compensation Committee
Keith F. Carney, Chairman
Paul J. Hoenmans
Nuno Brandolini

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In addition to serving as a member of the Compensation and the Audit Committees, Mr. Carney was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock against the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index for the period five years beginning on December 31, 1998 and ending at fiscal year-end December 31, 2003. The Company’s Common Stock began trading on the OTC Bulletin Board on July 3, 1996, moved to the NASDAQ SmallCap Market on April 11, 1997, again traded on the OTC Bulletin Board beginning December 14, 2000, and began trading on the American Stock Exchange on March 5, 2001. The graph was constructed on the assumption that $100 was invested in the Company’s Common Stock, the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index on December 31, 1999.

COMPARISON OF CUMULATIVE TOTAL RETURN

Among Cheniere Energy, Inc., S&P Oil & Gas (Exploration & Production)

Index, and Russell 2000 Index

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Cheniere Energy, Inc.	$100	$71.88	$69.53	$25.00	$32.00	$292.50
S&P Oil & Gas (Exploration & Production) Index	$100	$119.36	$189.94	$150.07	$147.87	$182.83
Russell 2000 Index	$100	$119.59	$114.43	$115.60	$90.65	$131.78

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2003, Cheniere LNG Services, Inc. (“Cheniere LNG”), a wholly-owned subsidiary of the Company, entered into a stockholders’ agreement with J & S Group S.A. regarding the ownership and operation of J & S Cheniere S.A., a company in which the brother of Charif Souki, the Company’s Chairman of the Board of Directors, President and Chief Executive Officer, is a director. In January 2004, J & S Cheniere paid the Company $1 million for an option to purchase LNG regasification capacity in each of the Company’s Sabine Pass and Corpus Christi LNG facilities. Cheniere LNG owns a minority interest in the stock of J & S Cheniere.

In conjunction with the Company’s private placement of equity in January 2004, placement fees were paid to T. R. Winston & Company, Inc., a company in which the son of Charif Souki, Cheniere’s Chairman, President and Chief Executive Officer, is employed. Placement fees to T. R. Winston for such placement totaled $965,250.

All such transactions were approved by the Board of Directors of the Company, and the Company believes that each such transaction was on terms that were comparable to, or more favorable to the Company than, those that might have been obtained by the Company on an arm’s length basis from unaffiliated parties.

Interest of Certain Persons in Matters to be Acted Upon

Executive officers and directors of the Company have an interest in the matters being presented for stockholder approval. Under the terms of the 2003 Plan, executive officers and directors of the Company may be granted stock options, purchased stock awards, bonus stock awards, stock appreciation rights, phantom stock awards, performance awards and restricted stock awards. The approval of an amendment to the 2003 Plan is being presented as Proposal 1.

OTHER MATTERS

Required Vote

Only holders of common stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of common stock as of the Record Date represented at the meeting in person or by proxy and entitled to vote thereat will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, (i) the proposed amendment to the Company’s 2003 Stock Incentive Plan and (ii) the proposed amendment to the Company’s Restated Certificate of Incorporation will require approval by a majority of shares represented in person or by proxy and entitled to vote at the special meeting.

Stockholder Proposals

Management anticipates that the Company’s 2005 annual stockholders meeting will be held during May 2005. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2005 annual stockholders meeting was required to submit the proposal to the Company on or before December 7, 2004. Any such proposals must have met all of the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Company’s 2005 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

By order of the Board of Directors,

/S/ DON A. TURKLESON
Don A. Turkleson Secretary

December 30, 2004

FORM OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

CHENIERE ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 24, 2005

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charif Souki and Don A. Turkleson as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all of the shares of the common stock of Cheniere Energy, Inc. standing in the name of the undersigned at the close of business on December 30, 2004, at the Special Meeting of Stockholders of the Company to be held on January 24, 2005, at 10:00 a.m., at 717 Texas Avenue, Suite 3100, Houston, Texas 77002, and at any and all adjournments thereof, with all of the rights and powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows:

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS SHEET AND MAIL IN THE ENCLOSED POSTAGE PREPAID ENVELOPE TO CHENIERE ENERGY, INC.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE: ☒

1.	Approval for the increase in the number of shares authorized for issuance under the Cheniere Energy, Inc. 2003 Stock Incentive Plan from 1,000,000 shares to 4,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Approval for the increase in authorized common stock from 40,000,000 shares to 120,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IF NO CHOICE IS SPECIFIED, THE PERSONS NAMED AS PROXIES ABOVE INTEND TO VOTE FOR ALL OF THE PROPOSED ACTIONS.

Number of shares owned by undersigned: _____________

Signature: _____________________________________

Print Name: ____________________________________

Date: _________________________________________

Signature: _____________________________________

Print Name: ____________________________________

Date: _________________________________________

IMPORTANT: Please sign exactly as your name or names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.